STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 10/02/2001
010489002 - 3184020

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

WIRELESS VENTURES, INC.

Pursuant to Sections 242 and 245 of the
General Corporation Law
of the State of Delaware

Wireless Ventures, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

1. That the name of the Corporation is Wireless Ventures, Inc.

2. That the Certificate of Incorporation was filed in the office of the Secretary of State of Delaware on the 25th day of February, 2000 under the name of eieihome.com Inc.

3. That this Amended and Restated Certificate of Incorporation restates and amends the Certificate of Incorporation of this Corporation, as amended to date.

4. That the text of the Certificate of Incorporation is hereby restated and amended to read in its entirety as follows:

FIRST. The name of the Corporation is Pivotal Self-Service Technologies Inc.

SECOND. The address of its registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, and the name of its registered agent at such address is The Corporation Trust Company.

THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the "DGCL").

FOURTH. The total number of shares of stock which the Corporation is authorized to issue is 150,000,000 shares of Common Stock, par value $.001 per share and 2,000 shares of Preferred Stock, par value $.001 per share.

The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL. The Board of Directors is authorized to define the terms of the Preferred Stock and to increase or decrease the number of authorized shares of Preferred Stock by the affirmative vote of a majority of the Board of Directors of the Corporation.

FIFTH. Except as required in the By-Laws, no election of Directors need be by written ballot.

SIXTH. The Board of Directors shall have the power to make, alter, or repeal By-Laws subject to the power of the stockholders to alter or repeal the By-Laws made or altered by the Board of Directors.

SEVENTH. The personal liability of the Directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of § 102 of the DGCL. If the DGCL is hereafter amended to authorize the further elimination or limitation of the liability of a Director, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

EIGHTH. The Corporation, to the fullest extent permitted by the provisions of § 145 of the DGCL, as the same may be amended and supplemented, shall indemnify each person who is or was an officer or Director of the Corporation and may indemnify any and all other persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a Director or officer and shall inure to the benefit of the heirs, executors, and administrators of such a person.

NINTH. The Corporation may purchase and maintain insurance , at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

TENTH. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Certificate of Incorporation and all rights conferred upon stockholders herein are granted subject to this reservation.

5. This Amended and Restated Certificate of Incorporation was declared advisable by the Board of Directors of the Corporation and was duly adopted by the Board of Directors in accordance with the provisions of Sections 242 and 245 of the DGCL and it was duly adopted by a majority of the stockholders entitled to vote thereon in accordance with the provisions of Section 228 of the DGCL and written notice was given to the stockholders in accordance with the provisions of subsection (e) of such section of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by an Authorized Person on this 2nd day of October, 2001.

Wireless Ventures, Inc.

By /s/ Gary Hokkanen

NAME: Gary Hokkanen

TITLE: Secretary